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BankAmerica

March 30, 1999

Real Estate Loan Service Center

Structured Asset Securities Corporation
C/O Norwest Bank of Minnesota N.A.
MSD SASCO98-1
11000 Broken Land Parkway
Columbia, MD 21044

Dear D. Woodus,

RE: Servicing Agreement Compliance and Annual Officer Certification Investor Numbers: S61

PLEASE BE ADVISED THAT PURSUANT TO OUR SERVICING DEPARTMENT CONCURRENCE, THE FOLLOWING AREAS HAVE BEEN CERTIFIED FOR THE CALENDAR YEAR OF 1998:

* All taxes, ground rents, and special assessments that may become a lien upon the property and which became due in the last calendar year has been paid. This also includes verifications of payment with taxing authorities for non-impound accounts.

* All insurance premiums for flood or other casualty insurance; and FHA premiums or Private Mortgage Insurance premiums on conventional loans have been paid, and all policies as required are in full force.

* Inspections have been made monthly on all delinquent, foreclosed or otherwise vacant properties, and any other property we have reason to believe requires an inspection.

* Analysis has been made to ensure sufficient monies are being collected in escrow for the current year.

* All information returns have been provided to the Internal Revenue Service as required on activity relating to Mortgage's serviced during the last calendar year.

* A "Year 2000" plan has been adopted to meet the business-wide risks posed by the millennium date change.

* All interest and/or monthly payment adjustments for ARMS and GPM loans have been made in accordance with the mortgage terms. Timely and proper notice of such changes was provided to the mortgagors.

* Blanket Bond and Errors & Omission policies are in full force, a copy is attached for your records. Please note the policies have been combine and have one renewal date of September 2001.

Enclosed please find the uniform single audit letter prepared by our external auditors Ernst & Young along with our corporate annual financial report.

ANNUAL OFFICER CERTIFICATION

To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the preceding year has been conducted in compliance with all other provisions of the Servicing Agreement(s). Any exceptions to this certification will be on an attachment along with explanations concerning their completion. If no attachment is sent, it should be considered that there are no exceptions.

BY:
Sheryl Franke, Vice President

BankAmerica Mortgage, A Division of Bank of America, FSB 10600 Valley View Street Box 6012 Cypress, CA 90630-0012